Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NYSE GROUP, INC.,

NYSE REGULATION, INC.

and

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

Dated as of July 30, 2007

i

APPENDIXES

Appendix A	Form of Amended Bylaws
Appendix B	Form of Amended Certificate of Incorporation

EXHIBITS

Exhibit 1.01(a)	Form of Allocation Plan
Exhibit 1.01(b)	Form of Assignment of Intellectual Property
Exhibit 1.01(c)	Form of Bill of Sale and Assumption Agreement
Exhibit 1.01(d)	14 Wall Street Sublease
Exhibit 1.01(e)	Form of NASD Software License Agreement
Exhibit 1.01(f)	Form of NYSE Arca Regulatory Services Agreement
Exhibit 1.01(g)	Form of NYSE Software License Agreement
Exhibit 1.01(h)	Form of Regulatory Services Agreement
Exhibit 1.01(i)	Form of Security and Facilities Services Agreement
Exhibit 1.01(j)	Form of Transition Services Agreement
Exhibit 1.01(k)	20 Broad Street Sublease
Exhibit 3.19	Transferred Employees

SCHEDULES

Schedule 2.01(a)	Transferred Assets
Schedule 2.01(b)	Excluded Assets
Schedule 2.02(a)	Assumed Liabilities
Schedule 2.02(b)	Excluded Liabilities
Disclosure Schedules

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 30, 2007, by and among NYSE Group, Inc. (“Parent” and, together with its subsidiaries, the “NYSE Companies”), a Delaware corporation, NYSE Regulation, Inc., a New York not-for-profit corporation and an indirect wholly-owned subsidiary of Parent (“NYSE Regulation”), and National Association of Securities Dealers, Inc., a Delaware nonstock membership corporation (“NASD”).

WHEREAS, Parent and NASD have entered into a Non-Binding Term Sheet, dated as of November 28, 2006 (the “Term Sheet”), and wish to more fully document their intent set forth in the Term Sheet;

WHEREAS, NYSE Regulation wishes to transfer to NASD, and NASD wishes to assume from NYSE Regulation, approximately 470 employees and related expenses and revenues from the following functions or groups within NYSE Regulation: (1) member firm regulation (including testing, continuing education and registration); (2) risk assessment; (3) arbitration; and (4) enforcement (except for the portion thereof that handles cases related to market surveillance and NYSE trading rules) (collectively, the “Transferred Operations”);

WHEREAS, NYSE Regulation wishes to sell and transfer to NASD, and NASD wishes to purchase and assume from NYSE Regulation, the Transferred Assets (as defined below) and the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as set forth in this Agreement and the Security and Facilities Services Agreement (as defined below), the net present value of the cash consideration payable for the Transferred Assets and for certain services under the Security and Facilities Services Agreement shall be $103,000,000 (consisting of $35,300,000 payable at Closing in consideration for the Transferred Assets and the net present value of the cash consideration payable for certain services under the Security and Facilities Services Agreement equal to $67,700,000) plus the Net Book Value (payable at Closing in consideration for the Transferred Assets);

WHEREAS, the parties intend that the transactions contemplated hereby will maintain a neutral financial impact on Parent and NASD; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any certificate, Financial Statement, report or other document delivered pursuant to this Agreement.

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding, summons, subpoena, prosecution or investigation.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Allocation Plan” means any plan of allocation of regulatory responsibility pursuant to Rule 17d-2 under the Exchange Act to be executed by NYSE LLC and NASD at or prior to the Closing, substantially in the form of Exhibit 1.01(a).

“Amended Bylaws” means the bylaws of NASD, as so amended in the form attached as Appendix A to this Agreement.

“Amended Certificate of Incorporation” means the certificate of incorporation of NASD, as so amended in the form attached as Appendix B to this Agreement.

“Ancillary Agreements” means the Allocation Plan, the Assignment of Intellectual Property, the Bill of Sale and Assumption Agreement, the Subleases, the Security and Facilities Services Agreement, the Regulatory Services Agreement, the NYSE Arca Regulatory Services Agreement, the Transition Services Agreement, the NASD Software License Agreement and the NYSE Software License Agreement.

“Assignment of Intellectual Property” means the Assignment of Intellectual Property to be executed by Parent, NYSE Regulation and NASD at or prior to the Closing, substantially in the form of Exhibit 1.01(b).

“Bill of Sale and Assumption Agreement” means the Bill of Sale and Assumption Agreement to be executed by Parent, NYSE Regulation and NASD at or prior to the Closing, substantially in the form of Exhibit 1.01(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or the District of Columbia.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, written notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains, recording, registration and similar Taxes (other than Income Taxes).

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Parent and NYSE Regulation to NASD in connection with this Agreement and that shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement; provided that the disclosures in any section of the Disclosure Schedule shall also qualify the representations and warranties contained in any other numbered and lettered section of this Agreement to the extent that its relevance to such other section is reasonably apparent.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse Claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims, whether made by a Governmental Authority or a Person, relating to any Environmental Law, any Environmental Permit or Hazardous Material.

“Environmental Laws” means all Laws and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, whether now or hereafter in effect, relating to the Environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means (a) all Income Taxes imposed on NYSE Regulation or any of its Affiliates for any period; (b) all Taxes relating to the Excluded Assets or Retained Liabilities for any period; (c) all Taxes relating to the Transferred Assets, the Transferred Operations or the Assumed Liabilities for any Pre-Closing Period; and (d) all liabilities of NYSE Regulation or any of its Affiliates for Taxes of any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes NYSE Regulation or any of its present or past Affiliates prior to the Closing, by contract, or as transferee or successor. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes relating to the Transferred Assets allocable to the Pre-Closing Period shall be equal to the amount of such

Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) relating to the Transferred Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“14 Wall Street Sublease” means the Sublease, dated as of April 30, 2007, between Parent and NASD relating to certain premises located at 14 Wall Street, New York City, attached hereto as Exhibit 1.01(d).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any written order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, toxic mold or radon gas, and any other chemicals, materials or substances listed in, regulated by or giving rise to liability under any Environmental Law.

“Income Taxes” means Taxes imposed on, or measured by reference to, net income, profits, gains or similar items.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person; and (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a NASD Indemnified Party or a NYSE Indemnified Party, as the case may be.

“Indemnifying Party” means Parent and NYSE Regulation pursuant to Section 8.02 or NASD pursuant to Section 8.03, as the case may be.

“Intellectual Property” means (i) inventions and discoveries, patents and patent applications, (ii) trademarks, service marks, domain names, trade dress and trade names, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (iii) copyrights, and registrations and applications for registration thereof, (iv) confidential or proprietary information, including trade secrets and know-how and all rights to limit the use or disclosure thereof, (v) rights of privacy and publicity, and (vi) all rights in any of the foregoing provided by international treaties and conventions.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means Software, systems, servers, computers, hardware and all other information technology equipment, and all associated documentation.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by any NYSE Company, as tenant, that is primarily used in the Transferred Operations, together with, to the extent leased by any NYSE Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any NYSE Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations of whatever kind or nature, whether accrued or fixed, primary or secondary, absolute or contingent, direct or indirect, matured or unmatured, known or unknown, determined or determinable, contractual, tortious or otherwise, including those arising under any Law (including any Environmental Law), Action or Governmental Order, those arising under any contract, agreement, arrangement, commitment or undertaking and those arising from any act or failure to act.

“Licensed Intellectual Property” means any and all Intellectual Property that a NYSE Company is licensed or otherwise permitted by other Persons to use pursuant to the Transferred Operations IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on the Transferred Operations, the Transferred Assets or the Assumed Liabilities that, individually or in the aggregate with all other circumstances, changes in or effects on the Transferred Operations, the Transferred Assets or the Assumed Liabilities: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, broker or dealer relationships, results of operations or the financial condition of the Transferred Operations, the Transferred Assets or the Assumed Liabilities, taken as a whole, (b) is reasonably likely to materially and adversely affect the ability of NASD to operate or conduct the Transferred Operations in the manner in which they are currently operated or conducted by NYSE Regulation or (c) is reasonably likely to materially and adversely affect the ability of any of the NYSE Companies to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby;

provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change in or effect on the Transferred Operations, the Transferred Assets or the Assumed Liabilities arising out of or resulting from (i) changes in the industry in which the Transferred Operations operate generally, except to the extent there is a disproportionate effect on the Transferred Operations, the Transferred Assets or the Assumed Liabilities, taken as a whole, (ii) changes in the general economy or financial markets, including changes in interest rates, except to the extent there is a disproportionate effect on the Transferred Operations, the Transferred Assets or the Assumed Liabilities, taken as a whole, (iii) the announcement of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (iv) changes in law or regulations, GAAP or regulatory accounting principles, or interpretations thereof, after the date of this Agreement, (v) any action taken or not taken by NYSE Regulation or its Affiliates at the written direction, or to the extent required under the terms of this Agreement with the written consent, of NASD, (vi) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, except to the extent there is a disproportionate effect on the Transferred Operations, the Transferred Assets or the Assumed Liabilities, taken as a whole, (vii) any failure, in and of itself, to meet internal or published projections, forecasts or revenue or earnings predictions, provided that the causes for any such failure shall not be excluded in determining whether there has been a Material Adverse Effect, or (viii) any matter disclosed in the Disclosure Schedule.

“NASD Software License Agreement” means the Software License Agreement to be executed by Parent, NYSE Regulation and NASD at or prior to the Closing, substantially in the form attached hereto as Exhibit 1.01(e).

“Net Book Value” means the amount equal to the original purchase price less accumulated depreciation of the Transferred Assets as of the Closing Date, determined in accordance with the Specified Accounting Principles.

“NYSE Arca Regulatory Services Agreement” means the NYSE Arca Regulatory Services Agreement to be executed by Parent, NYSE Arca, Inc., NYSE Regulation and NASD at or prior to the Closing pursuant to which NASD has agreed to provide certain transition services to NYSE LLC and NYSE Regulation commencing on the Closing Date, in substantially the form attached hereto as Exhibit 1.01(f).

“NYSE IP Agreements” means all contracts to which a NYSE Company is a party, or by which the Transferred Operations, or any of its properties or assets may be bound, concerning Intellectual Property or IT Assets, including, in each case, all (i) licenses of Intellectual Property by NYSE Regulation to any third party, (ii) licenses of Intellectual Property by any third party to NYSE Regulation, (iii) contracts between NYSE Regulation and any third party relating to the development, maintenance or use of Intellectual Property or IT Assets, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet websites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“NYSE’s Knowledge” means the knowledge of those individuals listed in Section 1.01(a) of the Disclosure Schedule. “Known to NYSE” means known by those individuals listed on Section 1.01(a) of the Disclosure Schedule.

“NYSE LLC” means New York Stock Exchange LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Parent.

“NYSE Software License Agreement” means the Software License Agreement to be executed by Parent, NYSE Regulation and NASD at or prior to the Closing, substantially in the form attached hereto as Exhibit 1.01(g).

“ordinary course of business” means any action taken by a Person that is taken in accordance with such Person’s normal day-to-day operations, customs and practices.

“Owned Intellectual Property” means the Intellectual Property owned by a NYSE Company and identified in Schedule 2.01(a).

“Owned IT Assets” means the IT Assets owned by a NYSE Company and identified in Schedule 2.01(a).

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which a Person is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or being contested in good faith; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not material to the Transferred Operations; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable; and (e) such other Encumbrances as do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current purposes or that would not reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” means real and personal property Taxes and any other ad valorem Taxes levied with respect to any real or personal property assets purchased hereunder.

“Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lessor/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Regulatory Services Agreement” means the Regulatory Services Agreement to be executed by Parent, NYSE LLC, NYSE Regulation and NASD at or prior to the Closing pursuant to which NASD has agreed to provide certain transition services to NYSE LLC and NYSE Regulation commencing on the Closing Date, in substantially the form attached hereto as Exhibit 1.01(h).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, or placing into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Security and Facilities Services Agreement” means the Security and Facilities Services Agreement to be executed by Parent, NYSE LLC, NYSE Regulation and NASD at or prior to the Closing with respect to the Leased Real Property listed on Section 3.14 of the Disclosure Schedule, and security arrangements related thereto, substantially in the form of Exhibit 1.01(h).

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Accounting Principles” means GAAP applied on a basis consistent with the past practices of NYSE Regulation.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Subleases” means the 14 Wall Street Sublease and the 20 Broad Street Sublease.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Transfer Price Bank Account” means a bank account in the United States to be designated by Parent in a written notice to NASD at least two Business Days before the Closing.

“Transferred Operations Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Transferred Operations IP Agreements” means the NYSE IP Agreements identified in Schedule 2.01(a).

“Transferred Operations IT Assets” means the Owned IT Assets and all IT Assets that a NYSE Company is licensed or otherwise permitted by other Persons to use pursuant to the Transferred Operations IP Agreements.

“Transferred Operations Software” means all Software included in the Transferred Operations IT Assets or licensed to NASD pursuant to the NASD Software License Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be executed by Parent, NYSE LLC, NYSE Regulation and NASD at or prior to the Closing pursuant to which Parent, NYSE LLC and NYSE Regulation have agreed to provide certain transition services to NASD commencing on the Closing Date, in substantially the form attached hereto as Exhibit 1.01(j).

“20 Broad Street Sublease” means the Sublease, dated as of may 10, 2007, between Parent and NASD relating to certain premises located at 20 Broad Street, New York City, attached hereto as Exhibit 1.01(k).

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Assumed Liabilities”	2.02(a)
“Basket”	8.04
“Closing”	2.04
“Closing Statement”	2.08(a)
“Closing Date”	2.04
“Confidentiality Agreement”	5.02(a)
“Covered Employees”	6.01(h)
“Delegation Agreement”	2.01(b)
“ERISA”	3.17(a)
“Estimated Net Book Value”	2.03(b)
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(b)
“Extra Assets”	5.10(c)
“Final Net Book Value”	2.07(b)
“Financial Statements”	3.04(a)
“Independent Accounting Firm”	2.07(a)
“lease”	3.12(a)
“Loss”	8.02(a)
“Material Contracts”	3.12(a)
“Measurement Period”	6.01(h)
“Multiemployer Plan”	3.17(b)
“Multiple Employer Plan”	3.17(b)
“NASD”	Preamble
“NASD Flex Plan”	6.01(h)
“NASD Indemnified Party”	8.02
“NASD’s Plans”	6.01(a)
“NYSE Common Stock”	6.01(d)
“NYSE Flex Plan”	6.01(h)
“NYSE Indemnified Party”	8.03
“NYSE Regulation”	Preamble
“Omitted Assets”	5.10(b)

Definition	Location
“Options”	3.14(c)
“Parent”	Preamble
“Plans”	3.17(a)
“Retained Payables”	2.08(a)
“Retained Receivables”	2.08(a)
“RSUs”	6.01(d)
“Specified Excluded Assets”	2.01(b)
“Transferred Assets”	2.01(a)
“Tangible Personal Property”	3.15(a)
“Third Party Claim”	8.05(b)
“Transfer Payment”	2.03(a)
“Transfer Price”	2.03(a)
“Transferred Account Balances”	6.01(h)
“Transferred Employees”	6.01(a)
“Transferred Operations”	Recitals
“Transferred Operations Employees”	3.19
“Transferred Operations Software”	3.13(e)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to a Preamble, Recital, Article, Section, Appendix, Exhibit or Schedule, such reference is to a Preamble, Recital, Article or Section of, or an Appendix, Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) references to this Agreement or to any other Acquisition Documents include a reference to this Agreement or such other Acquisition Document as varied, amended, modified, novated or supplemented from time to time;

(c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day that is a Business Day;

(i) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(j) references to a Person are also to its successors and permitted assigns; and

(k) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Transferred Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall cause the NYSE Companies to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to NASD, and NASD shall purchase from the NYSE Companies, the assets and properties that are listed on Schedule 2.01(a) (collectively, the “Transferred Assets”).

(b) Notwithstanding any contrary provision of this Agreement (other than as specifically provided in Section 5.10), the Transferred Assets shall exclude the following (the “Specified Excluded Assets”) and all other assets, properties and goodwill of any NYSE Company not listed on Schedule 2.01(a) (such other assets, properties and goodwill, together with the Specified Excluded Assets, the “Excluded Assets”):

(i) the Transfer Price Bank Account;

(ii) all rights of the NYSE Companies under this Agreement and the Ancillary Agreements;

(iii) the Delegation Agreement among NYSE LLC, NYSE Market, Inc. and NYSE Regulation (the “Delegation Agreement”) and the authority delegated thereunder by NYSE LLC to NYSE Regulation to fulfill the duties, responsibilities and obligations of NYSE LLC under the NYSE LLC’s registration as a self-regulatory organization under the Exchange Act;

(iv) Tax Returns of NYSE Regulation or any of its Affiliates (and related workpapers);

(v) all unpaid accounts, notes and other receivables in favor of NYSE Regulation or any of its Affiliates with respect to the conduct of the Transferred Operations prior to Closing, together with all collateral security therefor;

(vi) all rights of any NYSE Company to any refunds, deposits, rights of setoff, and rights of recoupment accruing or otherwise arising prior to the Closing;

(vii) all prepaid expenses (including prepaid rent for the Leased Real Property) related to the Transferred Operations, except for those prepaid expenses set forth on Schedule 2.01(a);

(viii) the goodwill of any NYSE Company relating to the Transferred Operations;

(ix) assets not primarily used in the Transferred Operations;

(x) all refunds or credits of Excluded Taxes;

(xi) all other assets listed in Schedule 2.01(b);

(xii) any and all rights, claims or interests, of whatsoever kind, as Intellectual Property or otherwise, in or to the terms “NYSE”, “NYSE Regulation” and any variations or derivatives thereof, whether alone or in combination with any other words, designs or trade dress; and

(xiii) any and all records relating to personnel who are not Transferred Employees.

SECTION 2.02. Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, NASD shall assume, and shall pay, perform and discharge when due, all Liabilities to the extent related to the Transferred Operations, including those Liabilities that are listed on Schedule 2.02(a) (the “Assumed Liabilities”).

(b) Notwithstanding anything in Section 2.02(a), NYSE Regulation shall retain, and shall be responsible for paying, performing and discharging when due, and NASD shall not assume or have any responsibility for, those Liabilities that are listed on Schedule 2.02(b) (the “Excluded Liabilities”).

SECTION 2.03. Transfer Price. (a) Subject to the adjustments set forth in Section 2.07, the purchase price (the “Transfer Price”) for the Transferred Assets shall be the aggregate amount of (i) the Net Book Value, (ii) the assumption of the Assumed Liabilities and (iii) $35,300,000.

(b) On the second Business Day prior to the Closing Date, NYSE Regulation shall deliver to NASD (i) NYSE Regulation’s good faith estimated amount of the Net Book Value (such estimated amount, the “Estimated Net Book Value”), which shall be prepared in accordance with the methodologies to be used in the determination of the Net Book Value, and

(ii) reasonably detailed information supporting such estimate to allow NASD to verify the Estimated Net Book Value. NYSE Regulation shall promptly cooperate with NASD to provide any additional information reasonably requested by NASD to allow NASD to verify the Estimated Net Book Value.

SECTION 2.04. Closing. (a) Subject to the terms and conditions of this Agreement, the purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 A.M. New York time on (i) the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to satisfaction or waiver thereof at the Closing) or (ii) such other date or at such other time as the parties may mutually agree upon in writing (the date on which the Closing takes place being the “Closing Date”).

(b) As part of, and simultaneously with, the Closing, NASD shall file the Amended Certificate of Incorporation with the Secretary of State of Delaware and shall change its name to Financial Industry Regulatory Authority. Effective upon such filing, the Amended Certificate of Incorporation shall become the certificate of incorporation of Financial Industry Regulatory Authority until thereafter amended as provided by Law or the Amended Certificate of Incorporation.

(c) Effective as of the Closing Date, the Amended Bylaws shall become the bylaws of Financial Industry Regulatory Authority until thereafter amended as provided by Law, the Amended Certificate of Incorporation and the Amended Bylaws.

SECTION 2.05. Closing Deliveries by Parent and/or NYSE Regulation. At the Closing, Parent and/or NYSE Regulation shall deliver or cause to be delivered to NASD:

(a) executed counterparts of each of the Ancillary Agreements;

(b) a receipt for the Transfer Price (including, for the avoidance of doubt, the Estimated Net Book Value);

(c) a certificate of a duly authorized officer of each of Parent and NYSE Regulation certifying as to the matters set forth in Section 7.02(a); and

(d) for each of Parent and NYSE Regulation, a certificate of non-foreign status substantially in the form of the sample certification set forth in section 1.1445-2(b)(2)(iv)(B) of the Regulations.

SECTION 2.06. Closing Deliveries by NASD. At the Closing, NASD shall deliver to NYSE Regulation and Parent:

(a) executed counterparts of each of the Ancillary Agreements;

(b) the Transfer Price (including, for the avoidance of doubt, the Estimated Net Book Value) by wire transfer in immediately available funds to the Transfer Price Bank Account;

(c) a certificate of a duly authorized officer of NASD certifying as to the matters set forth in Section 7.01(a).

(d) a copy of the Amended Certificate of Incorporation as filed with and certified by the Delaware Secretary of State; and

(e) a copy of the Amended Bylaws, certified as such by an officer of NASD.

SECTION 2.07. Post-Closing Adjustment of Transfer Price; Net Book Value. The amount of Net Book Value shall be finalized as specified in this Section 2.07:

(a) Following the Closing Date, NASD may dispute one or more of the amounts of the Estimated Net Book Value, but only on the basis that the amount reflected as the Estimated Net Book Value was not arrived at in accordance with the Specified Accounting Principles or was arrived at based on mathematical or clerical error; provided, however, that NASD shall have notified NYSE Regulation in writing of such dispute within 60 days of the Closing Date. In the event NASD timely delivers such an objection notice pursuant to this Section 2.07, NASD and NYSE Regulation shall attempt to reconcile their differences, and any resolution by them as to any disputed amount shall be final, binding and conclusive on the parties hereto. If NASD and NYSE Regulation are unable to reach a resolution with such effect within 30 Business Days after the receipt by NYSE Regulation of NASD’s written notice of dispute, NASD and NYSE Regulation shall submit the items remaining in dispute for resolution to Grant Thornton LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the NYSE Companies and NASD, to another nationally recognized independent accounting firm mutually acceptable to NYSE Regulation and NASD) (either Grant Thornton LLP or such other nationally recognized independent accounting firm being the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to NYSE Regulation and NASD upon such remaining disputed items, and such report shall be final, conclusive and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between NYSE Regulation and NASD in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(b) Transfer Price Adjustment. The Estimated Net Book Value shall be deemed final for the purposes of this Section 2.07 upon the earliest of (x) the failure of NASD to notify NYSE Regulation of a dispute within 60 days of the Closing Date, (y) the resolution of all disputes, pursuant to this Section 2.07, by NASD and NYSE Regulation, and (z) the resolution of all disputes, pursuant to Section 2.07, by the Independent Accounting Firm (as so finalized, the “Final Net Book Value”). Within three Business Days of the Net Book Value being deemed final, a payment shall be made as follows:

(i) In the event that the Estimated Net Book Value exceeds the Final Net Book Value, then Parent and/or NYSE Regulation shall pay the amount of such excess to NASD by wire transfer in immediately available funds to an account designated by NASD.

(ii) In the event that the Final Net Book Value exceeds the Estimated Net Book Value, then NASD shall pay the amount of such excess to NYSE Regulation or a designated affiliate by wire transfer in immediately available funds to the Transfer Price Bank Account or other bank account designated by NYSE Regulation.

NYSE Regulation and NASD shall allocate the cash consideration set forth in clause (i) of Section 2.03(a) of this Agreement among those Transferred Assets set forth on the balance sheet of one of the NYSE Companies and sold pursuant to this Agreement based on their relative Net Book Values and the aggregate consideration set forth in clauses (ii) and (iii) of Section 2.03(a) of this Agreement among any transferred Class VI or Class VII assets in accordance with Section 1060 of the Code (the “Allocation”). Each of NYSE Regulation and NASD agree to timely file, or to cause to be timely filed, Internal Revenue Service Form 8594 (or any comparable form under state, local, or foreign tax law) and any required attachments thereto in accordance with the Allocation. Except to the extent otherwise required pursuant to a “determination”, as defined under Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), neither NYSE Regulation nor NASD shall take, or shall permit its Affiliates to take, a tax position (whether on a Tax Return or otherwise) that is inconsistent with the allocation reflected in the Allocation.

SECTION 2.08. Closing Statement of Receivables and Payables. (a) As promptly as practicable, but in any event within 45 calendar days following the Closing, Parent shall deliver to NASD a Closing Statement (the “Closing Statement”) setting forth (i) all unpaid accounts, notes and other receivables in favor of NYSE Regulation or any of its Affiliates with respect to the conduct of the Transferred Operations as of the Closing, together with all collateral security therefor (collectively, the “Retained Receivables”), and (ii) all payables arising out of or relating to goods or services received by the Transferred Operations as of the Closing and any other Liabilities Known to NYSE that are not otherwise included on Schedule 2.02(b) and that would be required to be included on a balance sheet as of the Closing in accordance with GAAP (collectively, the “Retained Payables”).

(b) Disputes. (i) Subject to clause (ii) of this Section 2.08(b), the Closing Statement delivered by NYSE Regulation to NASD shall be final, conclusive and binding on the parties hereto.

(ii) NASD may dispute any amounts or items reflected on the Closing Statement; provided, however, that NASD shall have notified NYSE Regulation in writing of such dispute within 60 days of receipt of the Closing Statement. In the event NASD timely delivers such an objection notice pursuant to this Section 2.08, NASD and NYSE Regulation shall attempt to reconcile their differences, and any resolution by them as to any disputed item or amount shall be final, binding and conclusive on the parties hereto. If NASD and NYSE Regulation are unable to reach a resolution with such effect within 30 Business Days after the receipt by NYSE Regulation of a written notice of dispute, NASD and NYSE Regulation shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 Business Days after such submission, determine and report to NYSE Regulation and NASD upon such remaining disputed items or amounts, and such report shall be final, conclusive and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between NYSE Regulation and NASD in the same proportion that the aggregate amount of such remaining disputed items or amounts so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items or amounts so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) Adjustment. The Closing Statement shall be deemed final for the purposes of this Section 2.08 upon the earliest of (x) the failure of NASD to notify NYSE Regulation of a dispute within 60 days of the Closing Date, (y) the resolution of all disputes, pursuant to Section 2.08(b)(ii), by NASD and NYSE Regulation, and (z) the resolution of all disputes, pursuant to Section 2.08(b)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Statement being deemed final, the following adjustments shall be made:

(i) In the event that items or amounts initially listed as Retained Receivables are finally determined not to be Retained Receivables, such items or amounts shall no longer be Excluded Assets and to the extent any amount determined to no longer be a Retained Receivable has been received by NYSE Regulation, any of its Affiliates or any of their designees, Parent and/or NYSE Regulation shall pay such amount to NASD by wire transfer in immediately available funds.

(ii) In the event that items or amounts not initially listed as Retained Payables are finally determined to be Retained Payables, such items or amounts shall become Excluded Liabilities and to the extent any amount determined to be a Retained Payable has been paid by NASD, any of its Affiliates or any of their designees, Parent and/or NYSE Regulation shall pay NASD such amount to by wire transfer in immediately available funds; provided, however, neither Parent nor NYSE Regulation shall be liable for any amounts paid by NASD, any of its Affiliates or any of their designees to the extent such amounts are interest charges or penalties for late payment or nonpayment.

(iii) In the event that items or amounts not initially listed as Retained Receivables are finally determined to be Retained Receivables, such items or amounts shall become Excluded Assets and to the extent any amount determined to be a Retained Receivable has been received by NASD, any of its Affiliates or any of their designees, NASD shall pay such amount to NYSE Regulation by wire transfer in immediately available funds.

(iv) In the event that items or amounts initially listed as Retained Payables are finally determined not to be Retained Payables, such items or amounts shall become Assumed Liabilities and to the extent any amount determined not to be a Retained Payable has been paid by NYSE Regulation, any of its Affiliates or any of their designees, NASD shall pay NYSE Regulation such amount to by wire transfer in immediately available funds; provided, however, NASD shall be not liable for any amounts paid by NYSE Regulation, any of its Affiliates or any of their designees to the extent such amounts are interest charges or penalties for late payment or nonpayment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND NYSE REGULATION

As an inducement to NASD to enter into this Agreement, Parent and NYSE Regulation hereby represent and warrant to NASD that, except as set forth in the Disclosure Schedule, as of the date hereof:

SECTION 3.01. Organization, Authority and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. NYSE Regulation is an indirectly wholly-owned subsidiary of Parent and a not-for-profit corporation duly incorporated, validly existing and in good standing under the laws of New York and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings, including the approval by the respective board of directors of the applicable NYSE Companies, required to be taken to authorize the execution, delivery and performance by the applicable NYSE Companies of this Agreement and the Ancillary Agreements to which they are a party and the consummation by such NYSE Companies of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the NYSE Companies that are parties thereto, and (assuming due authorization, execution and delivery by NASD) this Agreement constitutes, and upon their execution by the NYSE Companies that are parties thereto the Ancillary Agreements shall constitute, legal, valid and binding obligations of the NYSE Companies that are parties thereto, enforceable against the NYSE Companies that are parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations, filings, notifications and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the NYSE Companies which are parties thereto do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such NYSE Companies, (b) conflict with or violate (or cause an event which would reasonably be expected to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Transferred Operations, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets under, any contract, agreement, arrangement, commitment or undertaking to which any NYSE Company is a party or by which any of the Transferred Assets is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the NYSE Companies which are parties thereto do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) the adoption by NASD of NYSE LLC’s rule book insofar as it relates to the Transferred Operations (other than arbitration rules and disciplinary procedural rules), (c) the Allocation Plan, and (d) where the failure to obtain such consent, approval, authorization or other order, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Information. (a) NYSE Regulation has delivered to NASD true and complete copies of the unaudited statements of income of the Transferred Operations for fiscal year ended December 31, 2006 and for the quarter ended March 31, 2007 (the “Financial Statements”). The Financial Statements (A) were prepared in accordance with the books of account and other financial records of NYSE Regulation, (B) present fairly in all material respects the results of the operations of the Transferred Operations as of the dates thereof and for the periods covered thereby and (C) were prepared in accordance with the Specified Accounting Principles.

(b) NYSE Regulation maintains proper and adequate internal accounting control to provide adequate assurance regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP and has not become aware of any material weakness or significant deficiencies in internal control over financial reporting.

SECTION 3.05. Absence of Undisclosed Liabilities. To NYSE’s Knowledge, there are no Liabilities that are Assumed Liabilities and which have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Acquired Assets. NYSE Regulation has notified NASD of any capitalized assets (excluding capitalized software) acquired by any NYSE Company on or after November 28, 2006 that are Transferred Assets under the terms of this Agreement and for which consideration in excess of $1,000,000 in the aggregate was paid.

SECTION 3.07. Conduct in the Ordinary Course; Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule, since November 28, 2006 until the date of this Agreement, the Transferred Operations have been conducted in the ordinary course of business and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 3.07 of the Disclosure Schedule, since November 28, 2006 until the date of this Agreement, NYSE Regulation has not:

(a) written down, written up (or failed to write down or write up in accordance with GAAP) or revalued any of the Transferred Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(b) made any change in any method of financial accounting or financial accounting practice or policy used by NYSE Regulation, other than changes required by GAAP and set forth in Section 3.07(b) of the Disclosure Schedule;

(c) amended, terminated, cancelled or compromised any material claims of NYSE Regulation (primarily related to the Transferred Operations) or waived any other rights of substantial value to NYSE Regulation (primarily related to the Transferred Operations);

(d) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including leasehold interests and intangible property) of NYSE Regulation (primarily used in the Transferred Operations);

(e) made any capital expenditure or commitment for any capital expenditure (excluding capitalized labor costs), in each case primarily relating to the Transferred Operations, in excess of $1,000,000 in the aggregate, or failed to make any material capital expenditure in accordance with NYSE Regulation’s capital budget;

(f) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by NYSE Regulation to any Transferred Employees, including any increase or change pursuant to any Plan or (ii) established or increased or promised to increase any benefits under any Plan, in either case (i) or (ii) except as required by Law or any Plan or collective bargaining agreement or involving ordinary increases consistent in all material respects with the past practices of NYSE Regulation;

(g) entered into, amended or renewed (other than by its terms) any material contract, agreement, arrangement or transaction primarily relating to the Transferred Operations with any of its directors, officers, employees or stockholder;

(h) except in the ordinary course of business and consistent with past practice, entered into, amended or renewed (other than by its terms) any material contract, agreement, arrangement or transaction primarily relating to the Transferred Operations with any of its advisors or consultants;

(i) (i) abandoned, disclaimed, dedicated to the public, sold, assigned, or granted any security interest in, to or under any Transferred Operations Intellectual Property, Transferred Operations IP Agreements or Transferred Operations IT Assets, including failing to perform or cause to be performed all applicable filings, recordings and other acts or to pay or cause to be paid all required fees and Taxes to maintain and protect its interest therein, (ii) granted to any third party any license with respect to any Transferred Operations Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) developed, created or invented any Intellectual Property jointly with any third party, other than in the ordinary course of business consistent with past practice, or (iv) disclosed, or allowed to be disclosed, any secret or confidential Transferred Operations Intellectual Property to any Person, other than pursuant to valid and appropriate non-disclosure agreements in the ordinary course of business consistent with past practice;

(j) suffered any Material Adverse Effect with respect to the Transferred Operations; and

(k) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.08. Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, there are no actions, claims, suits, arbitrations, proceedings, summons, subpoenas or prosecutions or, to NYSE’s Knowledge, inquiries or investigations by or against any NYSE Company relating to the Transferred Operations or affecting any of the Transferred Assets or pending before any Governmental Authority (or, to NYSE’s Knowledge, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 3.08 of the Disclosure Schedule has had or would reasonably be expected to have a Material Adverse Effect. None of the NYSE Companies or the Transferred Assets is subject to any Governmental Order (nor, to NYSE’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, to NYSE’s Knowledge, no past or current examination by the Commission’s Office of Compliance Inspections and Examinations has become an enforcement investigation, and the Transferred Operations are not subject to any undertaking or commitment to the Commission that is not reflected in the written correspondence set forth in Section 3.08 of the Disclosure Schedule.

SECTION 3.09. Books and Records. All books and records of NYSE Regulation used primarily in the Transferred Operations have been made available to NASD and are accurate and complete in all material respects. NYSE Regulation has maintained all such books and records properly and in accordance with all material requirements of applicable Law, including, if applicable, Rules 17a-1 and 17a-6 under the Exchange Act. The form and content of such books and records are materially consistent with the books and records that have been used by the NYSE Companies prior to the date hereof in their conduct of the Transferred Operations.

SECTION 3.10. Compliance with Laws. (a) To NYSE’s Knowledge, (i) (A) NYSE Regulation has managed the Transferred Operations in compliance with all Laws and Governmental Orders of the Commission applicable to the Transferred Operations, and

(B) NYSE Regulation is not in violation of any such Law or Governmental Order, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) NYSE Regulation has managed the Transferred Operations in compliance with all other Laws and Governmental Orders applicable to the Transferred Operations, and (B) NYSE Regulation is not in violation of any such Law or Governmental Order.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, no NYSE Company has any pending or proposed rule filing relating primarily to the Transferred Operations.

(c) Section 3.10(c) of the Disclosure Schedule lists each Governmental Order (excluding rulemaking) from the past 10 years applicable to the NYSE Companies (primarily related to the Transferred Operations) and no such Governmental Order would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.11. Environmental and Other Permits and Licenses; Related Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) To NYSE’s Knowledge, (x) the NYSE Companies (as relates primarily to the Transferred Operations) are in compliance with all applicable Environmental Laws and all Environmental Permits; and (y) all past noncompliance with Environmental Laws or Environmental Permits has been resolved in a manner that will not result in a change that will adversely effect the Transferred Operations use of the Leased Real Property or result in any Assumed Liability.

(b) To NYSE’s Knowledge, there has been no Release of any Hazardous Material on any of the Leased Real Property that requires any Remedial Action under Environmental Law.

(c) To NYSE’s Knowledge, none of the NYSE Companies is conducting any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Leased Real Property.

(d) To NYSE’s Knowledge, there are currently no asbestos or toxic mold Claims affecting the Leased Real Property.

(e) To NYSE’s Knowledge, there are no Environmental Claims pending against any of the NYSE Companies relating primarily to the Transferred Operations or the Leased Real Property.

SECTION 3.12. Material Contracts. (a) Section 3.12(a) of the Disclosure Schedule lists each contract and agreement to which a NYSE Company is a party that is primarily used in and material to the Transferred Operations (such contracts and agreements, the “Material Contracts”), including:

(i) all material contracts, agreements and leases concerning the use, occupancy, management or operation of any Leased Real Property to which a NYSE Company is a party;

(ii) all Transferred Operations IP Agreements;

(iii) all material contracts, agreements and leases relating to Tangible Personal Property to which a NYSE Company is a party;

(iv) except for any contract, agreement, invoice, purchase order or other arrangement that NASD will be billed for under the Transition Services Agreement, each contract, agreement, invoice, purchase order and other arrangement for the purchase of materials or personal property with any supplier or for the furnishing of services relating primarily to the Transferred Operations under the terms of which any NYSE Company: (A) was required to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2006, or (B) is required to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract;

(v) all broker, dealer, agency, market research, marketing and consulting contracts and agreements to which any NYSE Company (primarily relating to the Transferred Operations) is a party and which cannot be cancelled by such NYSE Company without more than 30 days’ notice and without material penalty or material further payment;

(vi) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which any NYSE Company (primarily relating to the Transferred Operations) is a party and which cannot be cancelled by such NYSE Company without more than 30 days’ notice and without material penalty or material further payment;

(vii) all contracts and agreements with any Governmental Authority to which any NYSE Company (relating primarily to the Transferred Operations) is a party;

(viii) all contracts and agreements to which a NYSE Company is a party that limit or purport to limit the ability of the Transferred Operations or NASD to compete in any line of business or with any Person or in any geographic area or during any period of time or solicit any Person;

(ix) all material contracts and agreements between or among any NYSE Company (relating primarily to the Transferred Operations), on the one hand, and one or more Affiliates of such NYSE Company, on the other hand; and

(x) all other contracts and agreements not made in the ordinary course of business, which are material to the Transferred Operations, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.12 and Sections 3.13, 3.14 and 3.15, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Except as would not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 3.12(b), as of the date hereof, (i) each Material Contract (other than contracts that have expired or been terminated in accordance with their terms prior to the date hereof) is valid, subsisting, in full force and effect, binding upon the NYSE Companies party thereto and enforceable against the other parties thereto in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity; (ii) none of the NYSE Companies party thereto is in material breach of or default under any of the Material Contracts, nor to NYSE’s Knowledge, is any other party to any Material Contract in material breach of or default under such Material Contract, nor does any condition exist that, with or without notice, lapse of time or the happening or occurrence of any other event, would reasonably be expected to result in a material breach of or constitute a default under any Material Contract; and (iii) none of the NYSE Companies party thereto, nor to NYSE’s Knowledge, any other party, has repudiated any material provision of any Material Contract or has been notified of termination, cancellation, material breach or default under any Material Contract. Except to the extent that any consents set forth in Section 3.03 of the Disclosure Schedule are not obtained, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not adversely impact the effectiveness of any Material Contract or result in any obligation to pay any penalty. To NYSE’s Knowledge, (i) there are no pending disputes under any Material Contract and (ii) no party to any such Material Contract has indicated its desire to terminate or not to renew any such Material Contract. To NYSE’s Knowledge, no counterparty to any Material Contract intends to cease, or has indicated that it may cease, to do business with the Transferred Operations after, or as a result of, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) NYSE Regulation has made available to NASD prior to the execution and delivery of this Agreement true and complete copies of all Material Contracts.

(d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any material amount of the Transferred Assets (other than in the ordinary course of business consistent with past practice).

SECTION 3.13. Intellectual Property. (a) To NYSE’s Knowledge, the operation of the Transferred Operations as currently conducted, and the services provided by the NYSE Companies in connection therewith, do not, and have not in the last three (3) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. No actions, claims, suits, arbitrations, proceedings, summons, subpoenas or prosecutions or, to NYSE’s Knowledge, inquiries or investigations by or against any NYSE Company relating to the Transferred Operations or affecting any of the Transferred Assets or pending before any Governmental Authority (or, to NYSE’s Knowledge, threatened to be brought by or before any Governmental Authority) alleging any of the foregoing, nor has any NYSE Company received any written notification that a license under any other Person’s

Intellectual Property is or may be required in the operation of the Transferred Operations. To the NYSE’s Knowledge, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Transferred Operations Intellectual Property.

(b) To NYSE’s Knowledge, the NYSE Companies have the right to use the Transferred Operations Intellectual Property and Transferred Operations IT Assets in the operation of the Transferred Operations as currently conducted. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Transferred Operations Intellectual Property includes all Intellectual Property primarily used in and necessary for the operation of the Transferred Operations as currently conducted. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Transferred Operations IT Assets include all IT Assets primarily used in and necessary for the operation of the Transferred Operations as currently conducted.

(c) To NYSE’s Knowledge, the NYSE Companies are the exclusive owners of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances, exclusive licenses, and non-exclusive licenses not granted in the ordinary course of business, or any obligation to grant any of the foregoing. To NYSE’s Knowledge, the NYSE Companies have a valid license to use the Licensed Intellectual Property in the operation of the Transferred Operations, subject only to the terms of the Transferred Operations IP Agreements. To NYSE’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding Governmental Order or agreement adversely affecting the NYSE Companies’ use thereof or rights thereto, or that would reasonably be expected to impair the validity or enforceability thereof. The Registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect the NYSE Companies’ interest therein and the chain of title thereof. There are no actions, claims, suits, arbitrations, proceedings, summons, subpoenas or prosecutions or, to NYSE’s Knowledge, inquiries or investigations by or against any NYSE Company relating to the Transferred Operations, or affecting any of the Transferred Assets or the Transferred Operations, pending, asserted or, to the NYSE’s Knowledge, threatened (i) concerning the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Transferred Operations Intellectual Property, or (ii) contesting or challenging the ownership, validity, registerability or enforceability of, or the NYSE Companies’ right to use, any Transferred Operations Intellectual Property. Except as set forth on Section 3.13(c) of the Disclosure Schedule, there are no material royalties, honoraria, fees or other payments payable by the NYSE Companies to any Person for the purchase, license, sublicense or use of any Transferred Operations Intellectual Property.

(d) The Transferred Operations IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in the operation of the Transferred Operations as currently conducted. To NYSE’s Knowledge, the Transferred Operations IT Assets have not materially malfunctioned or failed within the past three (3) years and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or materially adversely affect the functionality of any Transferred Operations IT Assets or other Software or systems, except as disclosed in their documentation, or

(ii) are known to enable to assist any Person to access without authorization any Transferred Operations IT Assets. The NYSE Companies have implemented commercially reasonable backup, security and disaster recovery technology in the Transferred Operations consistent with industry practices, and, to the NYSE’s Knowledge, no Person has gained unauthorized access to any Transferred Operations IT Assets. To NYSE’s Knowledge, except as set forth in Schedule 3.13(d), no Public Software has been incorporated into any of the Transferred Operations IT Assets. The NYSE Companies possess source code for each version of Transferred Operations Software that is (i) owned by the NYSE Companies, or (ii) otherwise set forth on Schedule 3.13(d). All source code and other documentation concerning such Transferred Operations Software has been sufficiently documented to enable the NYSE Companies to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of software to which it pertains, without reference to other sources of information. No such source code has been delivered or licensed or is subject to any source code escrow or assignment obligation by the NYSE Companies to any other Person other than NASD. The NYSE Companies have obtained all approvals necessary for exporting the Transferred Operations IT Assets outside the United States and importing the Transferred Operations IT Assets into any country in which the Transferred Operations IT Assets are currently sold, licensed for use or otherwise distributed, and all such approvals are, and shall continue to be following the Closing for the benefit of NASD, valid, current and in full force and effect.

(e) The NYSE Companies have taken commercially reasonable measures to maintain the confidentiality and value of all confidential Transferred Operations Intellectual Property, including the source code for any Transferred Operations Software. To NYSE’s Knowledge, no confidential Transferred Operations Intellectual Property has been disclosed by the NYSE Companies to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached. To NYSE’s Knowledge, no employee, independent contractor or agent of the NYSE Companies is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating to the protection, ownership, development, use or transfer of Transferred Operations Intellectual Property or any other Intellectual Property. To NYSE’s Knowledge, to the extent that any Transferred Operations Intellectual Property belonging to or used or intended to be used in the operation of the Transferred Operations has been conceived, developed or created for any NYSE Company by any other Person, such NYSE Company has executed valid and enforceable written agreements with such Person with respect thereto granting the right and license to use or transferring to such NYSE Company the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(f) To NYSE’s Knowledge, the operation of the Transferred Operations IT Assets by or on behalf of the Transferred Operations, the content thereof, and the use, collection, storage and dissemination of data in connection therewith or otherwise in the Transferred Operations, have not violated, and does not violate, any applicable Laws or any Person’s right of privacy or publicity. The NYSE Companies maintain and comply with adequate privacy and data securities policies and practices concerning their receipt of data via any Internet and intranet websites owned or operated by the NYSE Companies primarily in the Transferred Operations. No actions, claims, suits, arbitrations, proceedings, summons, subpoenas or prosecutions or, to NYSE’s Knowledge, inquiries or investigations by or against any NYSE Company relating to the

Transferred Operations, or affecting any of the Transferred Assets or the Transferred Operations, are pending, asserted or, to the NYSE’s Knowledge, threatened against any NYSE Company alleging a violation of any Person’s privacy, personal or confidentiality rights under any such applicable Laws, rules, policies or procedures, and, to NYSE’s Knowledge, no valid basis exists for any such Action. To NYSE’s Knowledge, except as set forth on Section 3.13(f) of the Disclosure Schedule, the negotiation, execution and consummation of the transactions contemplated by the Acquisition Documents, and any disclosure and/or transfer of information in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data. With respect to all personal and user data gathered or accessed in the course of the operation of the Transferred Operations, the NYSE Companies have taken commercially reasonable measures to protect such data against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the NYSE’s Knowledge, there has been no unauthorized access to or other misuse of such data.

(g) Except as set forth in Section 3.13(g) of the Disclosure Schedule, Consummation of the transactions contemplated by the Acquisition Documents will not result in (i) the grant of any license under or creation of any Encumbrance on any Transferred Operations Intellectual Property or, to NYSE’s Knowledge, any Intellectual Property that is owned by or licensed to NASD or any of its Affiliates prior to the Closing, or (ii) NASD or any of its Affiliates being bound by, or subject to, any non-compete obligation, covenant not to sue, or other similar restriction on the operation or scope of its business.

SECTION 3.14. Real Property. (a) The NYSE Companies do not own any real property that is primarily used in the Transferred Operations.

(b) Except as described in Section 3.14(b) of the Disclosure Schedule, none of the NYSE Companies has received any notice of any material violation of any Law (including any building, planning or zoning law) relating to any of the Leased Real Property. NYSE Regulation has made available to NASD true, legible and complete copies of the lease for each Leased Real Property, together with all amendments, modifications, supplements, exhibits, schedules, side letters, addenda and restatements thereto and thereof. Except as described in Section 3.14(b) of the Disclosure Schedule, the NYSE Companies are in peaceful and undisturbed possession of each Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. To NYSE’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property. The NYSE Companies have not leased any portion of the Leased Real Property to any other Person and, to NYSE’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has any of the NYSE Companies assigned its interest under any lease for any of the Leased Real Property to any third party.

(c) Section 3.14(c) of the Disclosure Schedule sets forth a true and complete list of all leases for each Leased Real Property. With respect to each such lease, the NYSE Companies have not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation that affect the Leased Real Property (collectively, “Options”).

(d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to NYSE’s Knowledge, threatened against the Leased Real Property.

(e) (i) To NYSE’s Knowledge, all the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit and (ii) the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy.

(f) To NYSE’s Knowledge, any improvements thereon constructed by or on behalf of the lessor thereunder, any NYSE Company or any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Leased Real Property, and do not violate or encroach upon any Encumbrances or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances.

(g) The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

SECTION 3.15. Tangible Personal Property. (a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all leases (written or oral) for all the material equipment, tools, supplies, furniture, fixtures, vehicles and other tangible personal property primarily used in the Transferred Operations (the “Tangible Personal Property”) and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(b) The NYSE Companies have the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.16. Assets. (a) The NYSE Companies own, lease or have the legal right to use all the material properties and assets, including the Leased Real Property and the Tangible Personal Property, used primarily in the Transferred Operations. Except as would not reasonably be expected to have a Material Adverse Effect, the NYSE Companies have title to, or, in the case of leased Transferred Assets, valid and subsisting leasehold interests in, all the Transferred Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Transferred Assets, together with the rights in favor of NASD pursuant to Article V of this Agreement (assuming compliance therewith by the NYSE Companies and NASD) and the services being provided to NASD pursuant to the Ancillary Agreements and the development work and Software referred to in paragraph (c) of this Section 3.16 (but excluding the Specified Excluded Assets), constitute all the properties, assets and rights necessary to conduct the Transferred Operations immediately following the Closing in substantially the same manner as the Transferred Operations were conducted immediately prior to the Closing.

(c) Subject to any development work by NASD, including the purchase of commercially available prerequisite Software, necessary to cause the Transferred Operations Software to operate on NASD’s operating environment, the properties, assets and rights that are included in the Transferred Assets or provided to NASD pursuant to the NASD Software License Agreement, together with the rights in favor of NASD pursuant to Article V of this Agreement (assuming compliance therewith by the NYSE Companies and NASD), include all the properties, assets and rights necessary to move the Transferred Operations Software to, and operate the Transferred Operations Software on, NASD’s operating environment for the conduct of the Transferred Operations following the Closing in substantially the same manner as the Transferred Operations were conducted prior to Closing. To NYSE’s Knowledge, the NYSE Companies have made no material changes outside of the ordinary course of business to the maintenance practices applicable to the Transferred Assets as a whole since June 1, 2006.

(d) To NYSE’s Knowledge, immediately following the consummation of the transactions contemplated by this Agreement (including Article V hereof) and the execution of the instruments of transfer contemplated by this Agreement, NASD will own, with valid title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the NYSE Companies in the Transferred Assets, free and clear of any Encumbrances, other than Permitted Encumbrances or any Encumbrances caused by or attributable to NASD’s ownership of the Transferred Assets.

SECTION 3.17. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.17(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which NYSE Regulation is a party, with respect to which NYSE Regulation has any obligation or which are maintained, contributed to or sponsored by NYSE Regulation for the benefit of any current or former employee, officer or director of NYSE Regulation who performs or performed services with the Transferred Operations, (ii) each employee benefit plan for which NYSE Regulation could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which NYSE Regulation could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between NYSE Regulation or any of its Affiliates and any employee of NYSE Regulation, including any contracts, arrangements or understandings relating to the sale of the Transferred Assets (collectively, the “Plans”). NYSE Regulation has furnished to NASD a complete and accurate copy of its vacation policy and a written summary of its bonus plan.

(b) Absence of Certain Types of Plans. None of the Plans provides for the payment of separation, severance, termination or similar benefits to any Person who performs services for the Transferred Operations or obligates NYSE Regulation to pay separation, severance, termination or similar benefits to any such Person as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) increase any benefits otherwise payable to any Person who performs or performed services for the Transferred Operations under the Plans; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any Person who performs or performed services for the Transferred Operations

SECTION 3.18. Labor Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, (a) NYSE Regulation is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NYSE Regulation in the Transferred Operations, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which would reasonably be expected to affect the Transferred Operations; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of NYSE Regulation after due inquiry, threatened between NYSE Regulation and any of its employees employed in the Transferred Operations, and NYSE Regulation has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) NYSE Regulation has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against NYSE Regulation under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against NYSE Regulation before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of NYSE Regulation which would reasonably be expected to have a Material Adverse Effect; (e) NYSE Regulation is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing; (f) NYSE Regulation has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (g) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which NYSE Regulation has employed or currently employs any Person in the Transferred Operations.

SECTION 3.19. Employees. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all employees whom NYSE Regulation expects to transfer with the Transferred Operations to NASD (the “Transferred Operations Employees”) together with the following information with respect to each Transferred Operations Employee: (i) minimum guaranteed base wage, salary or draw for 2007 and 2006; (ii) commissions earned during the twelve months preceding the date hereof; (iii) most recently awarded bonus; (iv) whether or not the Transferred Operations Employee is an “exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, and the regulations promulgated thereunder; (v) in the case of each Transferred Operations Employee who is not an “exempt employee,” such Transferred Operations Employee’s hourly wage as in effect in 2007 and 2006; (vi) total compensation for 2007 and 2006; (vii) title; (viii) date of hire and (ix) whether the Transferred Operations Employee is actively employed or is on medical, disability, family or other leave of absence as of the date hereof. Section 3.19 of the Disclosure Schedule shall be updated from time to time by NYSE Regulation (but only after consultation with NASD) during the period between the date hereof and the Closing Date.

SECTION 3.20. Taxes. The NYSE Companies have timely paid all Taxes , the non-payment of which would result in a material Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset.

SECTION 3.21. Certain Business Practices. To NYSE’s Knowledge, none of the Transferred Employees in their capacity as directors, officers, agents, representatives or employees of one or more of the NYSE Companies has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Transferred Operations; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any broker, dealer, customer or supplier of any NYSE Company or any officer, director, partner, employee or agent of any such broker, dealer, customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such broker, dealer, customer or supplier or any such officer, director, partner, employee or agent, in respect of the Transferred Operations.

SECTION 3.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of a NYSE Company.

SECTION 3.23. Business Conduct. Except as set forth in Section 3.23 of the Disclosure Schedule, NYSE Regulation has implemented all changes in business practices recommended in writing to any NYSE Company or required by the Commission (including the Office of Compliance Inspections and Examinations), or required by the Government Accountability Office, Congress, a regulatory auditor and any Governmental Authority investigating NYSE Regulation, or its counsel or any other Person conducting an internal investigation related to the Transferred Operations.

SECTION 3.24. No Other Representations or Warranties. Except as expressly represented or warranted in this Agreement, none of the NYSE Companies makes any representation or warranty whatsoever with regard to the Transferred Operations or to any asset being sold to NASD or any liability or obligation being assumed by NASD or as to any other matter or thing and none shall be implied at law or in equity. Except for the representations and warranties contained in this Article III, no NYSE Company or any of their respective agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to NASD, express or implied, at law or in equity and NASD hereby disclaims any such representation or warranty whether by a NYSE Company or any of its respective officers, directors, employees, agents or representatives or any other Person with respect to the Transferred Operations, the Transferred Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities or the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to NASD or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by any NYSE Company or any of such company’s officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article III, NASD is acquiring the Transferred Assets on an “AS IS, WHERE IS” basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF NASD

As an inducement to NYSE Regulation to enter into this Agreement, NASD hereby represents and warrants to NYSE Regulation as follows:

SECTION 4.01. Organization and Authority. NASD is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings, including the approval by the board of directors and, as applicable, the members of NASD, required to be taken to authorize the execution, delivery and performance by NASD of this Agreement and the Ancillary Agreements and the consummation by NASD of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and upon their execution the Ancillary Agreements to which NASD is a party shall have been, duly executed and delivered by NASD, and (assuming due authorization, execution and delivery by NYSE Regulation) this Agreement constitutes, and upon their execution the Ancillary Agreements to which NASD is a party shall constitute, legal, valid and binding obligations of NASD, enforceable against NASD in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations, filings, notifications and other actions described in Section 4.03 have been obtained or made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by NASD of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of NASD, (b) conflict with or violate (or adversely affect the ability of NASD to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements) any Law or Governmental Order applicable to NASD, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract, agreement, arrangement, commitment or undertaking to which NASD is a party, which would adversely affect the ability of NASD to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by NASD of this Agreement and each Ancillary Agreement to which NASD is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except (a) approval by the Commission of (i) the Amended Bylaws, (ii) the adoption by NASD of NYSE LLC’s rule book insofar as it relates to the Transferred Operations (other than arbitration rules and disciplinary procedural rules), and (iii) the Allocation Plan, (b) the filing and recordation of Amended Certificate of Incorporation with the Secretary of State of Delaware and (d) where the failure to obtain such consent, approval, authorization or other order, or to make such filing or notification, would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent NASD from performing its obligations under this Agreement.

SECTION 4.04. Litigation. No Action by or against NASD is pending or, to the knowledge of NASD after due inquiry, threatened, which would prevent or materially delay the consummation of the transactions contemplated this Agreement, nor are there any judgments, decrees, or orders of any Governmental Authority outstanding against NASD which have, or, if adversely determined, could have, an adverse effect on the ability of NASD to carry out is obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.05. Brokers. Except for Houlihan Lokey Howard & Zukin, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NASD. NASD shall be solely responsible for payment of the fees and expenses of Houlihan Lokey Howard & Zukin.

SECTION 4.06. Availability of Funds. NASD has sufficient cash or immediately available lines of credit to enable it to pay the Transfer Price and otherwise to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. NASD is an entity of substance and, from and after the Closing, will have sufficient resources to satisfy the Assumed Liabilities as they become due.

SECTION 4.07. Compliance with Laws. NASD is in compliance with all rules and regulations applicable to its business under applicable federal, state or foreign law, except where the failure to so comply would not reasonably be expected to have a material adverse affect on the ability of NASD to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.08. Permits; Licenses. Except where the failure to comply would not reasonably be expected to have a material adverse affect on the ability of NASD to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements, NASD has all federal, state and local permits and licenses necessary for the operation of the Transferred Operations and the Transferred Assets in the manner and in the areas in which the Transferred Operations and the Transferred Assets are presently being conducted, and all such permits and licenses are valid and in full force and effect. NASD has not knowingly engaged in any activity which would cause the revocation or suspension of any such permit or license that would reasonably be expected to have a material adverse affect on the ability of NASD to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements, and no action or proceeding looking to or contemplating the revocation or suspension of any such permit or license that would reasonably be expected to have such a result is pending or, to NASD’s knowledge, threatened.

SECTION 4.09. Proxy Statement. Except for that information supplied by a NYSE Company, NASD’s proxy statement, dated as of December 14, 2006 (the “Proxy Statement”), did not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) was first mailed to the members of NASD and (ii) the time of the meetings of such members, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.10. Member Approval. On January 19, 2007, the members of NASD approved, by the affirmative vote of the requisite number of such members, the Amended Bylaws.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Transferred Operations Prior to the Closing. NYSE Regulation covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule, between the date hereof and the Closing, NYSE Regulation shall not conduct the Transferred Operations other than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, NYSE Regulation shall (as it relates primarily to the Transferred Operations) (i) not materially shorten or materially lengthen the customary payment cycles for any of its payables or receivables; (ii) use its reasonable best efforts to (A) keep available to NASD the services of the Transferred Operations Employees and (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Transferred Operations; (iii) pay all rental (whether denominated base rental, additional rental or otherwise), fees, expenses, royalties or other payment obligations with respect to the use of any Leased Real Property, Tangible Personal Property and Licensed Intellectual Property and exercise, but only after notice to NASD and receipt of NASD’s prior written approval (not to be unreasonably withheld or delayed), any rights of renewal pursuant to the terms of any of the leases for any of the Leased Real Property, Tangible Personal Property and Licensed Intellectual Property which by their terms would otherwise expire; (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause any representation or warranty of any NYSE Company to be untrue or result in a breach of any covenant made by any NYSE Company in this Agreement; and (v) not do or fail to do, as applicable, any of the things specified in the second sentence of Section 3.07.

SECTION 5.02. Access to Information. (a) Subject to Section 5.03, from the date hereof until the Closing, upon reasonable notice, and to the extent permitted by Law, the NYSE Companies shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of NASD reasonable access, during normal business hours, to the offices, properties, other facilities, officers and employees, books and records of the NYSE Companies relating primarily to the Transferred Operations, (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of NASD such additional financial and operating data and other information relating primarily to the Transferred Operations (or legible copies thereof) as NASD may from time to time reasonably request and (iii) to reasonably cooperate with NASD in its preparation to integrate the Transferred Operations at no cost to NYSE Regulation or its Affiliates; provided, however, that (x) none of the foregoing shall interfere with the ordinary business operations of the NYSE Companies, (y) no NYSE Company is required to provide any information to the extent restricted from doing so by applicable Law or any contract and (z) the applicable NYSE Company may redact those portions of books and records that do not primarily relate to the Transferred Operations (except to the extent that any such redaction would render the information pertaining to the Transferred Operations misleading or materially incomplete). Any information provided, or caused to be provided, by any NYSE Company pursuant to this Section 5.02(a) shall be subject to the terms of the Confidentiality and Non-Disclosure Agreement, dated as of July 25, 2006 by and between Parent and NASD (the “Confidentiality Agreement”).

(b) In order to facilitate the resolution of any claims made by or against or incurred by NYSE Regulation prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing or such longer period as may be required by Law, NASD shall (i) retain the books and records relating to the Transferred Operations in its possession relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of NASD and in accordance with all requirements of Law, including Rules 17a-1 and 17a-6 under the Exchange Act, (ii) upon reasonable notice, afford the officers, employees, agents and representatives of NYSE Regulation reasonable access (including the right to make, at NYSE Regulation’s expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by NASD after the Closing or for any other reasonable purpose, for a period of seven years after the Closing or such longer period as may be required by Law, NYSE Regulation shall (i) retain the books and records in its possession which relate to the Transferred Operations for periods prior to the Closing, in a manner reasonably consistent with the prior practice and in accordance with all requirements of Law, including Rules 17a-1 and 17a-6 under the Exchange Act, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of NASD reasonable access (including the right to make photocopies, at NASD’s expense), during normal business hours, to such books and records.

SECTION 5.03. Confidentiality. For a period of two (2) years following the date of this Agreement, Parent agrees to, and shall use its reasonable best efforts to cause the NYSE Companies, its agents, representatives, Affiliates, employees, officers and directors to, treat and hold all non-public information relating to the Transferred Operations as Confidential Information as defined in and subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate on the second anniversary of this Agreement.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the parties hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Subject to applicable law and the instructions of any Governmental Authority, NASD and NYSE Regulation shall keep each other appraised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by any NYSE Company or NASD, as the case may be, or any or their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions.

(b) Each of the parties shall promptly keep the other party apprised of the status of material matters relating to the consummation of the transactions contemplated hereby, including:

(i) any notice or other communication from any Person alleging that the consent of such Person was required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any action, claim, suit, arbitration, proceeding, summons, subpoena or prosecution or, to its knowledge (but, in the case of the NYSE Companies, to the NYSE’s Knowledge) inquiries or investigations commenced, or, to its knowledge (but, in the case of the NYSE Companies, to the NYSE’s Knowledge), any of the foregoing that are threatened, against, relating to or involving or otherwise affecting any other party or any of such other party’s Affiliate that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or Section 4.04 or that relate to the consummation of the transactions contemplated by this Agreement.

(c) NYSE Regulation shall use its reasonable best efforts to negotiate and obtain any and all waivers, permits, approvals, consents, licenses or sublicenses (including from the parties to the Material Contracts listed on Section 3.12(a) of the Disclosure Schedule) that may be required in connection with the transactions contemplated by the Acquisition Documents; provided that, in the event and to the extent that NYSE Regulation is unable to obtain prior to the Closing any such required waivers, permits, approvals, consents, licenses or sublicenses, it shall (i) obtain commercially reasonable substitutes, (ii) use its reasonable best efforts to provide or cause to be provided to NASD the benefits of any such contract, (iii) cooperate in any arrangement commercially reasonable and lawful that is designed to provide such benefits to NASD, and (iv) enforce for the account of NASD any rights of arising from such contracts that NASD directs to be enforced. For the avoidance of doubt, any expenses, fees, liabilities or costs (other than caused by the gross negligence or willful misconduct of a NYSE Company) incurred in connection with any of the foregoing, including in connection with obtaining such waivers, permits, approvals, consents, licenses or sublicenses and/or providing such commercially reasonable substitutes, or obtaining any of the foregoing in connection with the provision of services under the Transition Services Agreement, or any expenses, fees, liabilities or costs (other than caused by the gross negligence or willful misconduct of a NYSE Company) incurred in connection with the absence of or failure to obtain (other than due to the failure by any NYSE Company to comply with this Section 5.04(c)) any waiver, permit, approval, consent, license or sublicense in connection with the transactions contemplated by this Agreement or the Transition Services Agreement, shall be borne solely by NASD. For the avoidance of doubt, provided that NYSE Regulation has complied with this Section 5.04, any failure by any NYSE Company to deliver an asset at Closing due to the failure to obtain any waiver, permit, approval, consent, license or sublicense shall not be a breach of any of the Acquisition Documents.

(d) From and after the date hereof until the Closing, NYSE Regulation and NASD shall use their respective reasonable best efforts, including by allocating sufficient personnel and other resources, to identify all transition services NASD requires in order to conduct the Transferred Operations on a fully integrated basis after the Closing and to develop each Schedule to the Transition Services Agreement.

SECTION 5.05. No Solicitation or Negotiation. The NYSE Companies and NASD agree that, between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the NYSE Companies, NASD or any of their respective Affiliates, officers, directors, representatives or agents shall (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any acquisition or purchase of all of the Transferred Assets or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The NYSE Companies and NASD immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The NYSE Companies, on the one hand, and NASD, on the other hand, shall notify the other promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The NYSE Companies and NASD agree not to, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any NYSE Company or NASD, as applicable, is a party that relates to the Transferred Assets.

SECTION 5.06. Certain Intellectual Property Matters. (a) No later than two (2) calendar days prior to the Closing, NYSE Regulation shall furnish to NASD a true and complete list of all applicable filings, recordings and other acts, and all fees, Taxes and other payments, that are required to be made within ninety (90) days after Closing to maintain the validity and enforceability of the Registered Owned Intellectual Property.

(b) Except as set forth in the Acquisition Documents, from and after the Closing, neither NYSE Regulation nor any of its Affiliates shall use any of the Transferred Operations Intellectual Property. For so long as NASD is in compliance with the NASD Software License Agreement, Parent agrees, on its behalf and on behalf of its Affiliates, that it shall not assert against NASD or any of NASD’s Affiliates, employees, contractors or successors or assigns any Transferred Operations Intellectual Property rights owned by, licensed to or controlled by any NYSE Company or any of its Affiliates as of the Closing in connection with the continued operation of the Transferred Operations following the Closing.

SECTION 5.07. Bulk Transfer Laws. Each of NASD and Parent hereby waives compliance by the other party with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets to NASD (other than any obligations of any NYSE Company with respect to the application of the proceeds therefrom).

SECTION 5.08. Tax Cooperation and Exchange of Information. The NYSE Companies, on the one hand, and NASD, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other with respect to Tax matters. Any information obtained under this Section 5.08 shall be kept confidential in accordance with Section 5.03, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.09. Conveyance Taxes. NYSE Regulation, on the one hand, and NASD, on the other hand, shall each be liable for and shall bear 50% of any Conveyance Taxes imposed on the transfer of the Transferred Assets pursuant to this Agreement. NYSE Regulation and NASD shall cooperate in the preparation and filing of any Tax Returns with respect to Conveyance Taxes.

SECTION 5.10. Further Action. (a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

(b) For a period of 18 months following the Closing, the NYSE Companies shall transfer, or cause to be transferred, any Omitted Assets to NASD or its designated assignee, and NASD shall pay NYSE Regulation the amount equal to the original purchase price less accumulated depreciation as of the Closing Date, determined in accordance with the Specified Accounting Principles, of any such Omitted Asset if the net book value of such asset was not included in the Final Net Book Value. Pending such transfer, the NYSE Companies shall hold any Omitted Assets and use its reasonable best efforts to provide to NASD or its designated assignee all of the benefits (including any amounts paid to such NYSE Companies in respect thereof) associated with the ownership thereof, and such NYSE Companies shall cause any Omitted Assets to be used or retained as may be reasonably instructed by NASD. “Omitted Assets” means the following to the extent not included in the Transferred Assets: (x) with respect to assets and property other than Intellectual Property, IT Assets or any Specified Excluded Asset, assets or property primarily used in the Transferred Operations; (y) with respect to Intellectual Property or IT Assets other than any Specified Excluded Asset, Intellectual Property or IT Assets primarily used in and necessary for the Transferred Operations; and (z) any Material Contract other than any Specified Excluded Asset. For the avoidance of doubt, provided that NYSE Regulation has complied with this Section 5.10, any failure by any NYSE Company to deliver an asset at Closing shall not be a breach of any of the Acquisition Documents, provided that NYSE does not have Knowledge prior to Closing that such asset is required to be transferred hereunder or such failure is (x) unintentional or (y) due to any NYSE Company’s good faith belief prior to Closing that such asset is not required to be transferred hereunder.

(c) For a period of 18 months following the Closing, NASD shall transfer, or cause to be transferred, any Extra Assets to the NYSE Companies or their designated assignee, and NYSE Regulation shall pay NASD the amount equal to the original purchase price less accumulated depreciation as of the Closing Date, determined in accordance with the Specified Accounting Principles, of any such Extra Asset if the net book value of such asset was included in the Final Net Book Value. Pending such transfer, NASD shall hold any Extra Assets and use its reasonable best efforts to provide to the NYSE Companies or their designated assignee all of the benefits (including any amounts paid to NASD in respect thereof) associated with the ownership thereof, and NASD shall cause any Extra Assets to be used or retained as may be reasonably instructed by the NYSE Companies. “Extra Assets” means the following to the extent included in the Transferred Assets: (w) with respect to assets and property other than Intellectual Property and IT Assets, assets or property not primarily used in the Transferred Operations; (x) with respect to Intellectual Property or IT Assets, Intellectual Property or IT Assets not both (I) primarily used in, and (II) necessary for, the Transferred Operations; (y) any contract that is not a Material Contract; and (z) any Specified Excluded Asset.

(d) For a period of four years after the Closing, NASD and the NYSE Companies shall reasonably cooperate with each other, at NASD’s expense and at no cost to any NYSE Company, so that NASD and its Affiliates obtain the benefit of any Software (other than Transferred Operations Software) owned by or licensed to (during the term of such license) any of the NYSE Companies immediately prior to the Closing and necessary for the conduct of the Transferred Operations following the Closing in substantially the same manner as the Transferred Operations were conducted immediately prior to Closing.

SECTION 5.11. Proration of Taxes and Certain Charges. (a) Except as otherwise provided in Section 5.09, all Property Taxes levied with respect to the Transferred Assets for any Straddle Period, whether imposed or assessed before or after the Closing Date, shall be prorated between NYSE Regulation and NASD as of 12:01 A.M. on the Closing Date. If any Property Taxes subject to proration are paid by NYSE Regulation, on the one hand, or NASD, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other party after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Transferred Assets payable by any NYSE Company for any period in which the Closing shall occur (including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel) shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Transferred Operations for any period in which the Closing shall occur shall be prorated so that the NYSE Companies shall not be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if NASD or any NYSE Company, as the case may be, shall receive any such payments after the Closing Date, it shall promptly remit to such other party its share of such payments.

(d) The prorations pursuant to this Section 5.11 may be calculated after the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting the proration of any item obtains the information required to calculate such proration.

SECTION 5.12. Board of Directors of Parent. Parent agrees that, for a period of three years commencing on the Closing Date, (i) at no time shall more than two then-current members of the Board of Directors of Parent serve on the Board of Directors of NASD and (ii) any such member of the Board of Directors of Parent who also serves on the Board of Directors of NASD (A) shall be “independent” of Parent, as determined in accordance with Section 303A.02 of the NYSE Listed Company Manual and (B) shall not serve as a chairman of any committee of the Board of Directors of NASD or Chairman of the Board of Directors of NASD.

SECTION 5.13. Other Matters. (a) Following the Closing Date, NYSE LLC’s rule book insofar as it relates to the Transferred Operations (other than arbitration rules and disciplinary procedural rules) shall become rules of NASD. If NYSE LLC is required to have member conduct rules, an arbitration forum, or any other self-regulatory responsibilities related to the Transferred Operations, NYSE LLC and NASD shall enter into an agreement or agreements regarding the allocation or performance of the regulatory responsibilities related thereto, and in connection with such agreements, NASD will perform any necessary functions for common NYSE LLC/NASD members and common rules regarding such obligations at no expense to NYSE LLC.

(b) NASD will not apply its Gross Income Assessment to Covered Members for the remainder of the 2007 calendar year. Thereafter, NASD agrees that, for any material changes to its revenue structure for the next 3 years, it will (i) provide to the Board of Governors of the Financial Industry Regulatory Authority a review and analysis of the impact of new fees on members for whom exchange execution services is their principal source of revenue, (ii) endeavor to minimize the effect of any increases in fees to such members, and (iii) endeavor to treat all members of the Financial Industry Regulatory Authority in a fair and equitable manner in respect of rebates. For purposes of this paragraph, the term “Covered Member” shall mean an organization that prior to the Closing Date was an exchange-based member of NYSE LLC but not a member of NASD, and that after the Closing Date becomes a member of the Financial Industry Regulatory Authority.

(c) At the time Parent makes its unaudited financial information for the quarter ended June 30, 2007 available to the public, NYSE Regulation shall deliver to NASD a true and complete copy of the unaudited statement of income of the Transferred Operations for the quarter ended June 30, 2007, which shall (i) have been prepared in accordance with the books of account and other financial records of NYSE Regulation and (ii) have been prepared in accordance with the Specified Accounting Principles.

(d) For the remainder of the 2007 calendar year, NYSE Regulation shall be entitled to retain 25% of the gross filing fees associated with member firms’ filings of FOCUS Reports with NYSE Regulation. NYSE Regulation shall promptly remit to NASD the remaining 75% of such gross filing fees, but in no event later than 10 Business Days after receipt thereof by NYSE Regulation. For a period of five years from the Closing, unless specifically requested to comment by the SEC, NASD agrees not to comment on fee filings submitted by NYSE LLC to the SEC that base fees on member firm gross focus revenues.

SECTION 5.14. Reporting with Respect to Wages. NASD and one of the NYSE Companies shall each furnish an IRS Form W-2 to each Transferred Employee disclosing all wages and other compensation paid by such party for the calendar year during which the Closing Date occurs, and Taxes withheld therefrom.

SECTION 5.15. Ancillary Agreements. At or prior to the Closing, the parties thereto shall enter into the Ancillary Agreements.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Offer of Employment and Employee Benefit Plans. (a) As soon as practicable, but in no event more than 15 days, after the date hereof, NASD shall offer employment effective immediately after the Closing (and in the case of Transferred Operations Employees on leave or vacation, offered by and effective as of the return from leave or vacation) to all Transferred Operations Employees at the same geographic location of employment as of immediately prior the Closing and on the other terms and conditions set forth in the final sentence of this Section 6.01(a). NASD shall, at the time of making such offers of employment furnish copies of all such offers of employment to NYSE Regulation. All Transferred

Operations Employees who accept such offer and report to work with NASD after the Closing shall be referred to as “Transferred Employees.” From and after the Closing Date, NASD shall provide to each Transferred Employee (i) a level of benefits wholly consistent with the level of benefits provided to similarly situated employees of NASD under any employee benefit and compensation plan, program or arrangement that covers such similarly-situated employees (the “NASD’s Plans”) in effect immediately prior to the Closing Date, and (ii) compensation (including annual and incentive compensation) wholly consistent with the compensation provided to such employee by NYSE Regulation immediately prior to the Closing Date with such annual performance reviews and merit and equity increases after the Closing Date in accordance with NASD’s corporate policies.

(b) The Transferred Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual (other than for purposes of benefit accrual under any defined benefit pension plan) and eligibility to receive benefits, under NASD’s Plans (including for purposes of retiree medical plans), for years of service accrued or deemed accrued prior to the Closing Date with NYSE Regulation or any of its predecessors; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. From and after the Closing Date, with respect to any group health plans under which Transferred Employees are eligible to receive benefits from NASD or its Affiliates, NASD shall (i) cause any preexisting conditions or limitations and eligibility waiting periods (to the extent such limitations or waiting periods did not apply to a Transferred Employee and his or her eligible dependents under the comparable Plans) to be waived with respect to a Transferred Employee and his or her eligible dependents and (ii) give each Transferred Employee credit, for the plan year in which the Transferred Employee becomes eligible to receive benefits under such plans, towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the time of such eligibility.

(c) Nothing herein shall be construed to obligate NASD to continue the employment or any terms of employment of any Transferred Employee for any specific period following the Closing Date, and each Transferred Employee shall be employed as an “at will” employee; provided, however, that until the second anniversary of the Closing Date, NASD shall not terminate the employment of any Transferred Employee other than (i) for performance-related reasons or (ii) at such employee’s option due to an offer by NASD of an early retirement package. NASD and its Affiliates shall retain or assume, as applicable, all Liabilities that relate to, arise under or are incurred in connection with the employment or termination of employment by NASD or its Affiliates following the Closing of any Transferred Employee that occurs as a result of or in connection with the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid, and the costs (including any payroll taxes) of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, impact or effects bargaining agreements with a labor organization, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits accrued vacation, and payroll taxes). For the avoidance of doubt, neither NASD nor any of its Affiliates shall retain or assume any Liabilities with respect to any Employees that are not Transferred Employees.

(d) Except as provided in the remainder of this Section 6.01(d), NYSE Regulation shall retain all Liabilities and Assets with respect to the Transferred Employees incurred or accrued prior to the Closing. NASD shall retain or assume (i) all Liabilities for unused 2007 vacation days, (ii) all Liabilities with respect to the Transferred Employees accrued on or following the Closing, and (iii) all Liabilities for regulatory cash awards to be paid to Transferred Employees in 2008 and 2009 in accordance with the vesting schedule and in the amounts set forth in Section 6.01(d) of the Disclosure Schedule. In addition, on each date that restricted stock units based on shares of NYSE Euronext common stock (“NYSE Euronext Common Stock”) held by Transferred Employees as of immediately prior to Closing (“RSUs”) would have vested had the employment of such Transferred Employees continued with NYSE Regulation, NASD shall pay to Transferred Employees who remain employed with NASD an amount in cash equal to the amount that would have been paid by NYSE Euronext to such Transferred Employees in shares of NYSE Euronext Common Stock. For this purpose, the amount that would have been paid by NYSE Euronext shall be determined based on the Fair Market Value (as defined in the plan applicable to the RSUs) of the shares of NYSE Euronext Common Stock on the applicable vesting date(s) of the RSUs.

(e) After the Closing Date, NASD shall retain any right it would have to amend, adjust or terminate any NASD’s Plans consistent with NASD’s corporate policies. Nothing in this Section 6.01 shall be construed to constitute an amendment to any compensation or benefit plan, program, arrangement or agreement.

(f) NYSE Regulation shall be liable for all claims for welfare benefits by Transferred Employees that are incurred on or prior to the Closing Date, and NASD shall be liable for all claims for welfare benefits by Transferred Employees that are incurred after the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental vision and/or prescription drug benefits, on the date that the services with respect to the claim giving rise to the benefits are rendered and (iii) disability income benefits, upon the date on which an individual becomes disabled under the applicable disability plan.

(g) NASD shall permit each Transferred Employee who is a participant in the Savings Plan, and who elects to receive a distribution of his or her account balance (and any related loans) under the Savings Plan, to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balance to a qualified savings plan sponsored by NASD or one of its Subsidiaries.

(h) NYSE Regulation and NASD shall take all reasonable actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under The NYSE Group, Inc. Dependent Care and Health Care Plans (“NYSE Flex Plan”) of the Transferred Employees who are participants in NYSE Flex Plan (the “Covered Employees”) shall be transferred to one or more comparable plans of the NASD (collectively, the “NASD Flex Plan”); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the NASD Flex Plan in the same manner as under the NYSE Flex Plan; and (iii) the Covered Employees shall be reimbursed from the NASD Flex Plan for claims incurred at any time during the plan year of the NYSE Flex Plan in which the Closing Date occurs submitted to the NASD Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under the NYSE Flex Plan.

As soon as practicable after the Closing Date, and in any event within 10 business days after the amount of the Transferred Account Balances is determined, NYSE Regulation shall pay NASD the net aggregate amount of the Transferred Account Balances, if such amount is positive.

(i) NASD shall pay annual bonuses in respect of the 2007 calendar year (in the aggregate and not necessarily on an employee-by-employee basis, which individual bonuses shall be in the sole discretion of NASD) to those Transferred Employees who are employed by NASD on the date such bonuses are paid equal to the aggregate amount of the annual bonuses that were paid to such Transferred Employees in respect of the 2006 calendar year (adjusted upward by a percentage equal to the average percentage of the merit-based salary increases for the Transferred Employees in 2007 calendar year). Within 10 Business Days after annual bonuses are paid by NASD to such Transferred Employees in respect of the 2007 calendar year, Parent shall pay to NASD an amount in cash equal to the pro rata portion (for the period between January 1, 2007 through and including the Closing Date (such number of days being the “Measurement Period”)) of the aggregate amount of annual bonuses that are paid to Transferred Employees in respect of the 2007 calendar year, such amount for the purposes of this covenant to be deemed to equal the aggregate amount of the annual bonuses that were paid to such Transferred Employees in respect of the Measurement Period for the 2006 calendar year (adjusted upward by a percentage equal to the average percentage of the merit-based salary increases for the Transferred Employees in 2007 calendar year). For the avoidance of doubt, Parent shall not be required to make any payment in respect of a Transferred Employee that is not employed by NASD at the time NASD pays annual bonuses in respect of the 2007 calendar year.

(j) NASD shall honor and provide full credit for each unused 2007 vacation day accrued as of the Closing Date by each Transferred Employee.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of Parent and NYSE Regulation. The obligations of Parent and NYSE Regulation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of NASD contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, and (ii) the covenants and agreements contained in this Agreement to be complied with by NASD on or before the Closing shall have been complied with in all material respects;

(b) SEC Approval. The Commission (i) shall not have indicated, formally or informally, that it will seek to prevent the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) shall have approved, in one or more published releases of the Commission, the rule changes to the Amended Bylaws, the adoption by NASD of NYSE LLC’s rule book insofar as it relates to the Transferred Operations (other than arbitration rules and disciplinary procedural rules) and the Allocation Plan required to be effected in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(c) No Action. No temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby or applicable Federal or state law prohibiting consummation of the transactions contemplated hereby shall be in effect;

(d) Amended Certificate of Incorporation. The Secretary of State of Delaware shall have accepted for filing the Amended Certificate of Incorporation; and

(e) Closing Deliveries. NASD shall have delivered the documents listed in Section 2.06.

SECTION 7.02. Conditions to Obligations of NASD. The obligations of NASD to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and NYSE Regulation contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by the NYSE Companies on or before the Closing shall have been complied with in all material respects;

(b) SEC Approval. The Commission (i) shall not have indicated, formally or informally that it will seek to prevent the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) shall have approved, in one or more published releases of the Commission, the rule changes to the Amended Bylaws, the adoption by NASD of NYSE LLC’s rule book insofar as it relates to the Transferred Operations (other than arbitration rules and disciplinary procedural rules) and the Allocation Plan required to be effected in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(c) Amended Certificate of Incorporation. The Secretary of State of Delaware shall have accepted for filing the Amended Certificate of Incorporation;

(d) No Action. No temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby or applicable Federal or state law prohibiting consummation of the transactions contemplated hereby shall be in effect;

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred between the date hereof and the Closing Date; and

(f) Closing Deliveries. Parent shall have delivered the documents listed in Section 2.05.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival. (a) The representations and warranties of Parent and NYSE Regulation contained in this Agreement and the Ancillary Agreements shall survive the Closing until the 18 month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 3.01 and 3.22 shall survive indefinitely, (the survival period applicable to a representation, the “Survival Period”). Neither the period of survival nor the liability of Parent with respect to representations and warranties of the Parent and NYSE Regulation shall be reduced by any investigation made at any time by or on behalf of NASD. If written notice of a claim has been made in good faith prior to the expiration of the applicable representations and warranties by NASD to Parent or NYSE Regulation, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of NASD contained in this Agreement and the Ancillary Agreements shall survive the Closing until the 18 month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.01 and 4.05 shall survive indefinitely. Neither the period of survival nor the liability of NASD with respect to NASD’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been made in good faith prior to the expiration of the applicable representations and warranties by Parent to NASD, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c) The obligation to perform the covenants and agreements of the parties contained in Article V shall survive until the eighteen month anniversary of the Closing Date (other than (x) those covenants that require performance following the Closing, which covenants shall survive in accordance with their terms and (y) Sections 5.04(c), 5.06(b), 5.08, 5.09, 5.11 and 5.14 and the last sentence of Sections 5.10(b) and 5.13(e), respectively, which shall survive indefinitely).

SECTION 8.02. Indemnification by Parent and NYSE Regulation. NASD and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “NASD Indemnified Party”) shall be indemnified and held harmless by Parent and NYSE Regulation, for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:

(a) the breach of any representation or warranty (other than a representation or warranty made in Section 3.20) made by any NYSE Company contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein, unless contained in any defined term in this Agreement (whether listed in Section 1.02 or 1.03 or otherwise) or except for the use of any such terms in Sections 3.04(b), 3.05, 3.07(j), 3.12 and 3.15(a));

(b) the breach of any covenant or agreement by any NYSE Company contained in this Agreement;

(c) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.07);

(d) any claim or cause of action by any stockholder or member of any NYSE Company to the extent relating to any action or inaction on the part of any NYSE Company in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, except to the extent NASD is required to indemnify Parent or NYSE Regulation for such Losses under Section 8.03; or

(e) the Excluded Liabilities, except to the extent NASD is required to indemnify Parent or NYSE Regulation for such Losses under Section 8.03.

To the extent that any Parent’s or NYSE Regulation’s undertakings set forth in this Section 8.02 may be unenforceable, Parent and NYSE Regulation, shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by NASD Indemnified Parties.

SECTION 8.03. Indemnification by NASD. Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “NYSE Indemnified Party”) shall be indemnified and held harmless by NASD for and against any and all Losses, arising out of or resulting from:

(a) the breach of any representation or warranty made by NASD contained in this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) the breach of any covenant or agreement by NASD contained in this Agreement;

(c) any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of NASD relating to the Transferred Operations, except to the extent Parent or NYSE Regulation is required to indemnify NASD for such Losses under Section 8.02;

(d) any claim or cause of action by any member of NASD to the extent relating to any action or inaction on the part of NASD in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (including any proxy solicitations), except to the extent Parent or NYSE Regulation is required to indemnify NASD for such Losses under Section 8.02;

(e) any claim or cause of action of any third party to the extent such claim or cause of action contains, is based upon, arises out of or made in connection with any allegation that NASD or any successor entity is Controlled by or under common Control with, has aided or abetted, facilitated, partnered with, acted through or otherwise in concert or connection with any NYSE Company or any similar allegation (other than any claim or cause of action or allegation of any members of NASD that an appointee of an NYSE Company to the Board of Directors of NASD has, at the direction of an NYSE Company, breached his or her fiduciary duties as a director of NASD, if any, to such member in its capacity as a member), and such allegation is explicitly or implicitly based upon, arises out of, made in connection with or a consequence of the transactions or governance arrangements contemplated hereby, by the Ancillary Agreements, the Amended Bylaws or the Amended Certificate of Incorporation (or by the agreements contained herein and therein), including (i) the perpetuation of any such governance arrangements beyond the required term thereof or (ii) that any person Affiliated with or holding any position with or nominated, suggested or appointed by Parent or any successor entity or their Affiliates (including any director of Parent or any of its Affiliates) holds any position or office (including as a director of or chairman of the Board of NASD) with NASD or any successor entity or their Affiliates; provided, however, that notwithstanding the foregoing, nothing contained in this Section 8.03(e) shall require NASD to indemnify any appointee of an NYSE Company to the Board of Directors of NASD, in such appointee’s individual capacity, for any breach of his or her fiduciary duties as a director of NASD; or

(f) the Assumed Liabilities, except to the extent Parent or NYSE Regulation is required to indemnify NASD for such Losses under Section 8.02.

To the extent that NASD’s undertakings set forth in this Section 8.03 may be unenforceable, NASD shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the NYSE Indemnified Parties.

SECTION 8.04. Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, except with respect to Claims relating to Taxes: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section

8.02(a) or 8.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,000,000 (the “Basket”) whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Losses in excess of the Basket and (ii) in the absence of bad faith, fraud, deceit or intentional breach of any provision of this Agreement on the part of the Indemnifying Party, the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02(a) or 8.03(a), as the case may be, shall be an amount equal to $30,000,000.

(b) An Indemnifying Party shall have no obligation to indemnify an Indemnified Party for Losses to the extent that such Losses arise out of actions taken (or omitted to be taken) by the Indemnified Party or its Subsidiaries or any of their respective Affiliates or representatives after the Closing Date (other than actions required by this Agreement) and such Losses shall not be included in the determination of whether the Basket has been reached.

(c) Notwithstanding anything to the contrary in this Agreement, “Losses” shall not include any indirect damages, including punitive, exemplary, consequential or incidental damages (except to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

(d) The parties agree that none of the parties hereto shall have any right of set-off with respect to any Loss against any amount otherwise due to any party hereto.

(e) NYSE Regulation shall not have any Liability to NASD for any Claim relating to any Acquisition Document or the transactions contemplated thereby where such Claim is related to any Law not in existence and in effect as of the date of this Agreement or any changes after the date of this Agreement to any Law, including retroactive effectiveness of or changes to any such Law.

(f) For purposes of computing the amount of Losses incurred, paid or accrued by a party pursuant to this Article VIII, any insurance proceeds or other reimbursements relating to such Losses that a party receives shall be subtracted from such Losses, or, in the event the Indemnifying Party has already paid for such Losses, delivered to the Indemnifying Party.

(g) The parties agree that if a party is entitled to indemnification under more than one provision of this Agreement, then such party shall be entitled to only one indemnification or recovery with respect to the Losses arising out of the same circumstances and events (it being understood that the purpose of this sentence is solely to preclude a duplicate recovery by such party).

SECTION 8.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Any indemnification obligations arising under Section 8.02(a) or 8.03(a) shall lapse and become of no further force and effect with respect to all claims not made by the Indemnified Party’s delivery of the foregoing written notice on or prior to the last day of the applicable Survival Period.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VIII, within 10 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain one firm or counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party. Anything in this section to the contrary notwithstanding, NYSE Regulation shall have the exclusive right to control any Third Party Claim relating to Excluded Taxes.

SECTION 8.06. Exclusive Remedy. Other than for any equitable remedy provided by a court of competent jurisdiction or for fraud actually committed by a party, following the Closing, the provisions of this Article VIII shall be the sole and exclusive remedy for Losses arising from (a) any breach or inaccuracy of any representation or warranty made in this Agreement or in any other certificate, document, writing or instrument delivered pursuant to this Agreement; (b) any breach or failure to perform any covenant, agreement or obligation under this Agreement; or (c) any other cause of action alleging a Loss under or related to this Agreement or the transactions contemplated hereby; whether or not related to Claims by third parties and regardless of whether such Claim arises under contract, breach of warranty, tort or under any other legal remedy.

SECTION 8.07. Tax Treatment. NYSE Regulation and NASD agree that all payments made by either of them to or for the benefit of the other under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Transfer Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by NASD if, between the date hereof and the Closing: (i) any NYSE Company breaches any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.02(a) and which has not been cured within 20 Business Days of Parent’s or NYSE Regulation’s receipt of written notice of such breach from NASD; provided, that the failure of any such condition is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or (ii) any NYSE Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any NYSE Company seeking to adjudicate it a bankrupt or insolvent or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b) by Parent or NYSE Regulation if, between the date hereof and the Closing: (i) NASD breaches any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.01(a) and which has not been cured within 20 Business Days of NASD’s receipt of written notice of such breach from Parent or NYSE Regulation; provided that the failure of any such condition is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or (ii) NASD makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against NASD seeking to adjudicate it a bankrupt or insolvent, or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(c) by any party hereto if the Closing shall not have occurred by September 30, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available (i) until after December 31, 2007 if as of September 30, 2007 the sole remaining conditions to the obligations of the parties set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing) are Sections 7.01(b) and 7.02(b) or (ii) to any party whose failure or the failure of any of its Affiliates to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by any party hereto in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by the mutual written consent of the parties hereto.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 10.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Parent or NYSE Regulation:

NYSE Regulation, Inc. 11 Wall Street New York, New York 10005 Telephone: (212) 656-3000 Facsimile: (212) 656-8101
	Attention:	General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000
	Attention:	David C. Karp, Esq.

(b)	if to NASD:

National Association of Securities Dealers, Inc. 1735 K Street, NW Washington, DC 20006-1500 Facsimile: (202) 728-8075
	Attention:	General Counsel

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Telephone: (212) 848-4000 Facsimile: (212) 848-7179
	Attention:	Robert H. Mundheim, Esq.
Creighton O’M. Condon, Esq.

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.04. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof, including the Source Code License Agreement, dated June 7, 2007, by and between NYSE Group, Inc. and National Association of Securities Dealers, Inc.

SECTION 10.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may not be unreasonably withheld or delayed) and any such assignment or attempted assignment without such consent shall be void; provided, however, that any party hereto may assign this Agreement or any of its rights and obligations hereunder to one or more of its Affiliates without the consent of the other parties hereto but such consent shall not relieve the assigning party of its obligations hereunder.

SECTION 10.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all the parties hereto or (b) by a waiver in accordance with Section 10.07.

SECTION 10.07. Waiver. Parent or NYSE Regulation, on the one hand, and NASD, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of Parent or NYSE Regulation, on the one hand, and NASD, on the other hand, to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.08. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of NYSE Regulation, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.09. Specific Performance. The parties acknowledge and agree that they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 10.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values, dollars or “$” set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NYSE GROUP, INC.

By:	/s/ Nelson Chai
Name:	Nelson Chai
Title:	Chief Financial Officer

NYSE REGULATION, INC.

By:	/s/ Richard Ketchum
Name:	Richard Ketchum
Title:	Chief Executive Officer

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

By:	/s/ Stephen Luparello
Name:	Stephen Luparello
Title:	Senior Executive Vice President